                                                                    Exhibit 20.1


                                                 [Logo Bank of Bermuda]


                                                 The Bank of Bermuda Limited
                                                 6 Front Street, Hamilton HM 11
                                                 PO Box HM 1020
                                                 Hamilton HM DX, Bermuda

                                                 Telephone (441) 295-4000
                                                 Facsimile (441) 295-7093
                                                 SWIFT Address BBDABMHM
April 23, 2002                                   www.bankofbermuda.com


Dear Shareholder,

We are delighted to inform you that Bank of Bermuda's common shares are now available for trade on the Nasdaq Stock Market, in addition to the Bermuda Stock Exchange (BSX). In connection with this listing, we would like to advise you of a number of matters set out below.

Registration Statement ("Form 20-F")

In preparation for our Nasdaq listing, we completed a document, called a registration statement, that discusses the Bank, its financial performance and other information that is of interest to current and prospective investors. The Form 20-F has been filed with the US Securities and Exchange Commission. You can view the document on the Bank's website (www.bankofbermuda.com) or request a copy by contacting Juliette Forrester + 441 299 6937.

Share Registration Arrangements

We have made a number of changes to our share registration arrangements in support of a US listing. To continue to provide high quality, cost efficient, share registration and shareholder services in support of both our primary and secondary listings, we have appointed a transfer agent based in the US, EquiServe L.P. to perform these services. EquiServe assumed the management of our share-register effective on the first day of trading of the Bank's shares on Nasdaq.

EquiServe are one of the US market leaders in the provision of these services and have a wealth of experience with companies that trade in the US. Their client list includes US corporate leaders such as JP Morgan Chase, Exxon Mobil Corp., AT&T, IBM, Coca-Cola and Compaq.

If you have any questions or would like to issue instructions concerning your shares, you may contact the Registrar as follows:

    . You may call toll free + 877 881 5965 from Bermuda, the US or Canada (other locations may be charged by the phone company for the call).
    . You may view the full details of your share account on EquiServe's website at www.equiserve.com upon insertion of an account number and password, available on request from EquiServe.
    .  Send an email to equiserve@equiserve.com.
    .  In writing, to EquiServe, 525 Washington Blvd., Jersey City,
       NJ 07310, USA

You may also continue to call the local Bermuda Shareholder Services department on + 441 299 6737.

If you have any questions on the Bank's US listing or any of the issues in this letter, please contact Noah L. Fields, Investor Relations Analyst at
+ 441 299 6851 or email noah.fields@bankofbermuda.com.

Yours truly,

/s/ Alison J. Satasi
-----------------------------
Alison J. Satasi
Head of Investor Relations

                                       Bermuda, Bahrain, Cayman Islands,
                                       Cook Islands, Dublin, Guernsey,
                                       Hong Kong, Isle of Man, Jersey, London,
                                       Luxembourg, New York,
                                       New Zealand, Singapore